PREFERRED STOCK INVESTMENT AGREEMENT

AGREEMENT dated as of February 25, 1998, between Ramtron International Corporation (the "Company") and the investor whose name is set forth at the foot of this Agreement (the "Investor").

The parties hereto agree as follows:

                                   ARTICLE I

                      Purchase and Sale of Preferred Stock

Section 1.1 Purchase and Sale of Preferred Stock. Upon the following terms and conditions, the Company shall issue and sell to the Investor shares of the Company's Floating Reset Convertible Preferred Stock (the "Shares") having the rights, designations and preferences set forth in Schedule I hereto, and the Investor shall purchase from the Company the number of Shares designated on the signature page hereof.

Section 1.2 Purchase Price. The purchase price for the Shares (the "Purchase Price") shall be $1,000 per share.

Section 1.3  The Closing.

   (a) The closing of the purchase and sale of the Shares (the "Closing"), shall take place at the offices of the Company, at 10:00 a.m., local time on the later of the following: (i) the date on which the last to be fulfilled or waived of the conditions set forth in Article IV hereof and applicable to the Closing shall be fulfilled or waived in accordance herewith, or (ii) such other time and place and/or on such other date as the Investor and the Company may agree. The date on which the Closing occurs is referred to herein as the "Closing Date."

   (b) On the Closing Date, the Company shall issue and countersign, or cause to be issued and countersigned by its transfer agent, for delivery upon the order of the Investor certificates representing the number of Shares being purchased by the Investor, registered in the name of the Investor, or deposit such Shares into accounts designated by the Investor, and the Investor shall deliver to the Company the Purchase Price for such Shares by cashier's check or wire transfer in immediately available funds to such account as shall be designated in writing by the Company. In addition, each party shall deliver all documents, instruments and writings required to be delivered by such party pursuant to this Agreement at or prior to the Closing.

Section 1.4  Covenant to Register.

   (a)   For purposes of this Section, the following definitions shall apply:

         (i) The terms "register," "registered," and "registration" refer to a registration under the Securities Act of 1933, as amended (the "Act"), effected by preparing and filing a registration statement in compliance with the Act, and the declaration or ordering of effectiveness of such registration statement or amendment thereto.

         (ii) The term "Registrable Securities" means (A) the shares of common stock issued or issuable upon conversion of the Shares, or (B) any securities of the Company or securities of any successor corporation issued pursuant to the provisions of Schedule I hereto or issuable upon the conversion or exercise of any warrant, right or other security that is issued as a dividend or other distribution with respect to, or in exchange for or in replacement of the Shares, which in either case (i) have not been resold pursuant to an effective registration statement or pursuant to Rule 144 under the Act or (ii) may not be resold pursuant to Rule 144(k) under the Act. For purposes of this Agreement, securities will be considered ineligible for resale pursuant to Rule 144(k) under the Act unless the Company's transfer agent has accepted an instruction from the Company specifying that such securities are eligible for sale pursuant to Rule 144(k).

         (iii) The term "holder of Registrable Securities" includes any person who holds Shares which are convertible into Registrable Securities.

   (b)   (i)   The Company shall, as expeditiously as possible following the
Closing, file a registration statement on Form S-3, or if Form S-3 is not then available, another appropriate form, covering the resale of all the Registrable Securities under Rule 415 and, to the extent applicable, Rule 416. The number of shares of Common Stock initially included in such registration statement shall be not less than the number which would be issuable upon conversion of the Shares including Shares subject to the Placement Agents' warrants if all thereof were to be converted at a conversion price equal to one-half of the market price of the Common Stock on the date the registration statement is filed. The Company shall use its best efforts to cause such registration statement to become effective by the 120th calendar day after the Closing Date (the "Initial Registration"). In the event such registration is not so declared effective or if at any time thereafter it does not include at least 120% of the number of Registrable Securities which would then be issuable upon conversion of the Shares (or any successor security) at the conversion price then in effect, any holder of Registrable Securities shall have the right to require by notice in writing that the Company register all or any part of the Registrable Securities held by such holder (a "Demand Registration") and the Company shall thereupon effect such registration in accordance herewith (which may include adding such shares to an existing shelf registration). The parties agree that if the holder of Registrable Securities demands registration of less than all of the Registrable Securities, the Company, at its option, may nevertheless file a registration statement covering all of the Registrable Securities. If such registration statement is declared effective with respect to all Registrable Securities, then so long as the Company is in compliance with its obligations under Subsection (d)(i) through (v) hereof, the demand registration rights granted pursuant to this Subsection (b)(i) shall not be applicable. The Company shall provide holders of Registrable Securities reasonable opportunity to review any such registration statement or amendment or supplement thereto prior to the filing thereof. If the Registrable Securities are registered initially on a form other than Form S-3, the Company shall register the Registrable Securities on Form S-3 as soon as use of such form is permissible.

         (ii) The Company shall not be obligated to effect Demand Registration under Subsection (b)(i) if all of the Registrable Securities held by the holder of Registrable Securities which are demanded to be covered by the Demand Registration are, at the time of such demand, included in an effective registration statement and the Company is in compliance with its obligations under Subsection (d)(i) through (v) hereof.

         (iii) The Company may suspend the effectiveness of any such registration effected pursuant to this Subsection (b) in the event, and for such period of time as, such a suspension is required by the rules and regulations of the Securities and Exchange Commission ("SEC"), and may suspend use of the prospectus included in the Registration Statement if such prospectus ceases to meet the requirements of Section 10 of the Act. The Company will immediately advise the holders of the registered securities of any such suspension, and will use its best efforts to cause such suspension to terminate at the earliest possible date. The Investor agrees that following receipt of any such notice, and until such suspension is terminated, the Investor will not make use of the suspended prospectus and will make no sales requiring delivery of such prospectus.

         (iv) If the registration statement covering all Registrable Securities is not effective by the 120th calendar day after the Closing Date, the Company shall pay the Investor in cash an amount equal to 3% of the total Purchase Price of the Shares purchased by the Investor for each 30 day period thereafter until such registration statement is effective (pro-rata as to a period of less than 30 days). An amount equal to 0.1% of the total Purchase Price of Shares and any Registrable Securities then held by Investor shall also be paid to the Investor in cash with respect to each day in excess of 30 days in any calendar year that the effectiveness of the Registration Statement or use of the prospectus is suspended as set forth in Section 1.4 (b)(iii) or the prospectus is otherwise unavailable for use by sellers of Registrable Securities. Any payment hereunder shall be made not later than five business days after the end of the period with respect to which such payment is due. The "Purchase Price" of Registrable Securities shall be, in the case of Registrable Securities derived from conversion or substitution of Shares, the Purchase Price of such Shares. This subsection is in addition to the provisions of Section 7.2(a) hereof.

   (c) If the Company proposes to register (including for this purpose a registration effected by the Company for shareholders other than the Investor) any of its stock or other securities under the Act in connection with a public offering of such securities (other than a registration on Form S-4, Form S-8 or other limited purpose form) and all Registrable Securities have not theretofore been included in a registration statement under Subsection (b) which remains effective, the Company shall, at such time, promptly give all holders of Registrable Securities written notice of such registration. Upon the written request of any holder of Registrable Securities given within twenty (20) days after receipt of such notice by the holder of Registrable Securities, the Company shall use its best efforts to cause to be registered under the Act all Registrable Securities that such holder of Registrable Securities requests to be registered. However, the Company shall have no obligation under this Subsection (c) to the extent that, with respect to registration of a public offering for the account of the Company, the managing underwriter of such public offering reasonably notifies such holder(s) in writing of its determination that the Registrable Securities or a portion thereof should be excluded therefrom. The rights of the Investor and the obligations of the Company under this subsection are subject to any prior registration rights of other shareholders of the Company which are disclosed in Exhibit A hereto.

   (d) Whenever required under this Section to effect the registration of any Registrable Securities, including, without limitation, the Initial Registration, the Company shall, as expeditiously as reasonably possible:

         (i) Prepare and file with the SEC a registration statement with respect to such Registrable Securities and use its best efforts to cause such registration to become effective as provided in Section 1.4(b)(i), and keep such registration statement effective for so long as any holder of Registrable Securities desires to dispose of the securities covered by such registration statement, or, if earlier, until such Registrable Securities may be sold under Rule 144(k) (provided that the Company's transfer agent has accepted an instruction from the Company to such effect).

         (ii) Prepare and file with the SEC such amendments and supplements to such registration statement and the prospectus used in connection with such registration statement as may be necessary to comply with the provisions of the Act with respect to the disposition of all securities covered by such registration statement and notify the holders of the filing and effectiveness of such Registration Statement and any amendments or supplements.

         (iii) Furnish to each holder of Registrable Securities such numbers of copies of a current prospectus conforming with the requirements of the Act, copies of the registration statement, any amendment or supplement thereto and any documents incorporated by reference therein and such other documents as such holder of Registrable Securities may reasonably require in order to facilitate the disposition of Registrable Securities owned by such holder of Registrable Securities.

         (iv) Use its best efforts to register and qualify the securities covered by such registration statement under such securities or "Blue Sky" laws of such jurisdiction as shall be reasonably requested by a holder of Registrable Securities and keep such registration or qualification effective as long as required to permit sale of Registrable Securities thereunder, provided that the Company shall not be required in connection therewith or as a condition thereto to qualify to do business or to file general consent to service of process in any such states or jurisdictions.

         (v) Notify each holder of Registrable Securities immediately of the happening of any event as a result of which the prospectus included in such registration statement, as then in effect, includes an untrue statement of material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances then existing, and use its best efforts to promptly update and/or correct such prospectus.

         (vi) Furnish to each holder of Registrable Securities included therein (1) an opinion of counsel to the Company covering compliance of the registration statement, as to form, with the requirements of the Act and the rules thereunder, and covering the matters covered in the opinion filed as an exhibit to the registration statement, and (2) a "cold comfort" letter or letters of the Company's independent public accountants in the form and of the substance customarily supplied to underwriters in connection with a public offering.

         (vii) Use its best efforts to list the Registrable Securities covered by such registration statement with any national market or securities exchange on which the Common Stock is then listed.

         (viii) Make available for inspection by the holder of Registrable Securities, upon request, all SEC Documents (as defined below) filed subsequent to the Closing and require the Company's representatives to supply all information reasonably requested by any holder of Registrable Securities in connection with such registration statement.

   (e) Each holder of Registrable Securities will furnish to the Company in connection with any registration under this Section such information regarding itself, the Registrable Securities and other securities of the Company held by it, and the intended method of disposition of such securities as shall be reasonably required to effect the registration of the Registrable Securities held by such holder of Registrable Securities. The Investor shall provide such data as of closing. The intended method of disposition (Plan of Distribution) of such securities as so provided by Investor shall be included without alteration in the Registration Statement covering the Registrable Securities and shall not be changed without written consent of the Investor.

   (f)   (i)   The Company shall indemnify, defend and hold harmless each holder of Registrable Securities which are included in a registration statement pursuant to the provisions of Subsections (b) or (c) (each, a "Selling Shareholder") and each of its officers, directors, employees, agents, partners or controlling persons (within the meaning of the Act) (each, an "indemnified party") from and against, and shall reimburse such indemnified party with respect to, any and all claims, suits, demands, causes of action, losses, damages, liabilities, costs or expenses ("Liabilities") to which such indemnified party may become subject under the Act or otherwise, arising from or relating to (A) any untrue statement or alleged untrue statement of any material fact contained in such registration statement, any prospectus contained therein or any amendment or supplement thereto, or (B) the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading; provided, however, that the Company shall not be liable in any such case to the extent that any such Liability arises out of or is based upon an untrue statement or omission so made in strict conformity with information furnished by such indemnified party in writing specifically for use in the registration statement; provided further, that the Company shall not be liable in any such case to the extent that any such Liability arises out of or is based upon an untrue statement or alleged untrue statement or omission or alleged omission made in any preliminary prospectus if (i) a Selling Shareholder under an obligation to send or deliver a copy of the prospectus with or prior to the delivery of written confirmation of the sale of Registrable Securities to the person asserting such Liability who purchased such Registrable Securities which are the subject thereof from such Selling Shareholder failed to do so and (ii) the prospectus would have corrected such untrue statement or omission; and provided further, that the Company shall not be liable in any such case to the extent that any Liability arises out of or is based upon an untrue statement or alleged untrue statement or omission or alleged omission in the prospectus, if such untrue statement or alleged untrue statement, omission or alleged omission is corrected in an amendment or supplement to the prospectus and if, having previously been furnished by or on behalf of the Company with copies of the prospectuses so amended or supplemented and having been obligated to deliver such prospectuses, the Selling Shareholder thereafter failed to deliver such prospectus as so amended or supplemented, prior to or concurrently with the sale of Registrable Securities to the person asserting such Liability who purchased such Registrable Securities which are the subject thereof from such Selling Shareholder.

         (ii) In the event of any registration under the Act of Registrable Securities pursuant to Subsections (b) or (c), each holder of such Registrable Securities hereby severally agrees to indemnify, defend and hold harmless the Company, and its officers, directors, employees, agents, partners, or controlling persons (within the meaning of the Act) (each, an "indemnified party") from and against, and shall reimburse such indemnified party with respect to, any and all Liabilities to which such indemnified party may become subject under the Act or otherwise, arising from or relating to (A) any untrue statement or alleged untrue statement of any material fact contained in such registration statement, any prospectus contained therein or any amendment or supplement thereto, or (B) the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading; provided, that such holders will be liable in any such case to the extent, and only to the extent, that any such Liability arises out of or is based upon an untrue statement or alleged untrue statement or omission or alleged omission made in such registration statement, prospectus or amendment or supplement thereto in reliance upon and in strict conformity with written information furnished in an instrument duly executed by such holder specifically for use in the registration statement.

         (iii) Promptly after receipt by any indemnified party of notice of the commencement of any action, such indemnified party shall, if a claim in respect thereof is to be made against another party (the "indemnifying party") hereunder, notify such party in writing thereof, but the omission so to notify shall not relieve the indemnifying party from any Liability which it may have to be indemnified party other than under this section and shall only relieve it from any Liability which it may have to indemnified party under this section if and to the extent it is actually prejudiced by such omission. In case any such action shall be brought against any indemnified party and such indemnified party shall notify the indemnifying party of the commencement thereof, the indemnifying party shall be entitled to participate in and, to the extent is shall wish, to assume and undertake the defense thereof with counsel reasonably satisfactory to such indemnified party, and, after notice from the indemnifying party to the indemnified party of its election so to assume and undertake the defense thereof, the indemnifying party shall not be liable to the indemnified party under this section for any legal expenses subsequently incurred by the indemnified party in connection with the defense thereof other than reasonable costs of investigation and of liaison with counsel so selected, provided, however, that if the defendants in any such action include both the indemnifying party and such indemnified party and the indemnified party shall have reasonably concluded that there may be reasonable defenses available to it which are different from or additional to those available to the indemnifying party or if the interests of the indemnified party reasonably may be deemed to conflict with the interests of the indemnifying party, the indemnified party shall have the right to select a separate counsel and to assume such legal defenses and otherwise to participate in the defense of such action, with (subject to the following sentence) the reasonable expenses and fees of such separate counsel and other reasonable expenses related to such participation to be reimbursed by the indemnifying party as incurred. If the Company is the indemnifying party it shall pay the reasonable expenses and fees of only one separate counsel whose selection is approved by the largest group of similarly situated indemnified parties as measured by the aggregate par value of such Registrable Securities owned by such group. Any indemnified party who chooses not to be represented by the foregoing separate counsel shall be entitled, at its own expense, to be represented by counsel of its own selection.

   (g)   (i)   With respect to the inclusion of Registrable Securities in a registration statement pursuant to Subsections (b) or (c), all fees, costs and expenses of and incidental to such registration, inclusion and public offering shall be borne by the Company; provided, however, that any Selling Shareholders participating in such registration shall bear their own share of the underwriting discounts and commissions, and transfer taxes if any, incurred by them in connection with such registration.

         (ii) The fees, costs and expenses of registration to be borne by the Company as provided in this Subsection (g) shall include, without limitation, all registration, filing and NASDAQ fees, printing expenses, fees and disbursements of counsel and accountants for the Company, and all legal fees and disbursements and other expenses of complying with state securities or Blue Sky laws of any jurisdiction or jurisdictions in which securities to be offered are to be registered and qualified. Subject to appropriate agreements as to confidentiality, and upon reasonable advance notice from the holder or its counsel, the Company shall make available to counsel for the holders of Registrable Securities its documents and personnel for due diligence purposes. Fees and disbursements of counsel and accountants for the Selling Shareholders shall be borne by the respective Selling Shareholders. Nothing herein shall require the Company to postpone filing the registration statement or delay its effectiveness.

   (h) The rights to cause the Company to register all or any portion of Registrable Securities pursuant to this Section may be assigned by Investor to a transferee or assignee of all or a portion equal to 20% or more, in the aggregate, of its Shares or the Registrable Securities derived from such Shares. Any transferee asserting registration rights hereunder shall agree to be bound by the applicable provisions of this Agreement.

   (i) From and after the date of this Agreement, the Company shall not agree to allow the holders of any securities of the Company to include any of their securities in any registration statement filed by the Company pursuant to Subsection (b) unless such inclusion will not reduce the amount of the Registrable Securities included therein.

                                ARTICLE II

                       Representations and Warranties

Section 2.1 Representations and Warranties of the Company. The Company hereby makes the following representations and warranties to the Investor:

   (a) Organization and Qualification. The Company is a corporation duly incorporated and existing in good standing under the laws of Delaware and has the requisite corporate power to own its properties and to carry on its business as now being conducted. The Company does not have any material subsidiaries except as listed in Exhibit A hereto or in the SEC Documents (as hereinafter defined). The Company and each such subsidiary, if any, is duly qualified as a foreign corporation to do business and is in good standing in every jurisdiction in which the nature of the business conducted or property owned by it makes such qualification necessary other than those in which the failure so to qualify would not have a Material Adverse Effect. "Material Adverse Effect" means any adverse effect on the business, operations, properties, prospects, or financial condition of the Company and its subsidiaries taken as a whole.

   (b) Authorization; Enforcement. (i) The Company has the requisite corporate power and authority to enter into and perform this agreement and to issue the Shares in accordance with the terms hereof, (ii) the execution and delivery of this Agreement by the Company and the consummation by it of the transactions contemplated hereby have been duly authorized by all necessary corporate action, and no further consent or authorization of the Company or its Board of Directors or stockholders is required, (iii) this Agreement has been duly executed and delivered by the Company, and (iv) this Agreement constitutes a valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, liquidation or similar laws relating to, or affecting generally the enforcement of, creditors' rights and remedies or by other equitable principles of general application. The Company's executive officers and directors have studied and fully understand the nature of the securities being sold hereunder, and recognize that they have a potential dilutive effect.

   (c) Capitalization. The authorized capital stock of the Company consists of 75,000,000 shares of Common Stock and 10,000,000 shares of preferred stock; there are approximately 38,000,000 shares of Common Stock and no shares of preferred stock issued and outstanding; and, upon issuance of the Shares in accordance with the terms hereof and pursuant to similar agreements of like tenor, there will be approximately 38,000,000 shares of Common Stock and approximately 20,000 shares of Series A preferred stock issued and outstanding. All of the outstanding shares of the Company's Common Stock have been validly issued and are fully paid and non-assessable. Except as set forth in Exhibit A hereto or as described in the SEC Documents, no shares of Common Stock are entitled to preemptive rights or registration rights and there are not outstanding options, convertible securities, warrants, scrip, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into, any shares of capital stock of the Company, or contracts, commitments, understandings, or arrangements by which the Company is or may become bound to issue additional shares of capital stock of the Company or options, warrants, scrip, rights to subscribe to, or commitments to purchase or acquire, any shares, or securities or rights convertible into shares, of capital stock of the Company. The Company has furnished or made available to the Investor true and correct copies of the Company's Certificate of Incorporation as in effect on the date hereof (the "Charter"), and the Company's By-Laws, as in effect on the date hereof (the "By-Laws").

   (d) Issuance of Shares. This issuance of the Shares has been duly authorized and, when paid for or issued in accordance with the terms hereof, the Shares shall be validly issued, fully paid and non-assessable and entitled to the rights and preferences set forth in Schedule I hereto. The Common Stock issuable upon conversion of the Shares will be duly authorized and reserved for issuance and, upon conversion in accordance with the Certificate of Designation to be filed by the Company to establish the rights and preferences of the Shares, will be validly issued, fully paid and non-assessable and not subject to any preemptive rights or adverse claims, and the holders shall be entitled to all rights and preferences accorded to a holder of Common Stock.

   (e) No Conflicts. The execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby do not and will not (i) result in a violation of the Company's Charter or By-Laws or (ii) conflict with, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, to give to others any rights of termination, amendment, acceleration or cancellation of, any agreement, indenture or instrument to which the Company or any of its subsidiaries is a party, or result in a violation of any federal, state, local or foreign law, rules, regulation, order, judgment or decree (including federal and state securities laws and regulations) applicable to the Company or any of its subsidiaries or by which any property or asset of the Company or any of its subsidiaries is bound or affected (except for such conflicts, defaults, terminations, amendments, accelerations, cancellations and violations as would not, individually or in the aggregate, have a Material Adverse Effect); provided that, for purposes of such representation as to federal, state, local or foreign law, rule or regulation, no representation is made herein with respect to any of the same applicable solely to the Investor and not to the Company. The business of the Company is not being conducted in violation of any law, ordinance or regulations of any governmental entity, except for violations which either singly or in the aggregate do not and will not have a Material Adverse Effect. The Company is not required under federal, state or local law, rule or regulation in the United States to obtain any consent, authorization or order of, or make any filing (other than the filing of a Certificate setting forth the terms of the Shares with the Delaware Secretary of State) or registration with, any court or governmental agency in order for it to execute, deliver or perform any of its obligations under this Agreement or issue and sell the Shares in accordance with the terms hereof (other than any SEC, NASD or state securities filings which may be required to be made by the Company and any registration statement which may be filed pursuant hereto); provided that, for purposes of the representation made in this sentence, the Company is assuming and relying upon the accuracy of the relevant representations and agreements of the Investor herein. The Investors in the Shares and the stock issuable upon conversion thereof, and the Placement Agent as holder of warrants to purchase Shares, are not and will not become upon conversion or exercise "Acquiring Persons" or otherwise be subject to disabilities or adverse treatment under any Shareholder Rights Plan of the Company.

   (f) SEC Documents, Financial Statement. The Common Stock of the Company is registered pursuant to Section 12(g) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") and the Company has filed all reports, schedules, forms, statements and other documents required to be filed by it with the SEC pursuant to the reporting requirements of the Exchange Act, including material filed pursuant to Section 13(a) or 15(d), in addition to one or more registration statements and amendments thereto heretofore filed by the Company with the SEC (all of the foregoing including filings incorporated by reference therein being referred to herein as the "SEC Documents"). The Company has delivered or made available to the Investor true and complete copies of the quarterly and annual (including, without limitation, proxy information and solicitation materials) SEC Documents filed with the SEC since December 31, 1995. The Company has not provided to the Investor any information which, according to applicable law, rule or regulation, should have been disclosed publicly by the Company but which has not been so disclosed, other than with respect to the transactions contemplated by this

Agreement. As of their respective dates, the SEC Documents complied in all material respects with the requirements of the Exchange Act and the rules and regulations of the SEC promulgated thereunder except as set forth on Exhibit A and other federal, state and local laws, rules and regulations applicable to such SEC Documents, and none of the SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements of the Company included in the SEC Documents comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC or other applicable rules and regulations with respect thereto. Such financial statements have been prepared in accordance with generally accepted accounting principles applied on a consistent basis during the periods involved (except (i) as may be otherwise indicated in such financial statements or the notes thereto or
(ii) in the case of unaudited interim statements, to the extent they may not include footnotes or may be condensed or summary statements) and fairly present in all material respects the financial position of the Company as of the dates thereof and the results of operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments).

   (g) No Material Adverse Change. Since the date through which the most recent quarterly report of the Company on Form 10-Q has been prepared and filed with the SEC, a copy of which is included in the SEC Documents, no event which would have a Material Adverse Effect has occurred or exists with respect to the Company or its subsidiaries except as otherwise disclosed or reflected in other SEC Documents prepared through or as of a date subsequent thereto.

   (h) No Undisclosed Events or Circumstances. No event or circumstance has occurred or exists with respect to the Company or its subsidiaries or their respective businesses, properties, prospects, operations or financial condition, which, under applicable law, rule or regulation, requires public disclosure or announcement by the Company but which has not been so publicly announced or disclosed.

   (i) No General Solicitation. Neither the Company, or any of its affiliates, or, to its knowledge, any person acting on its or their behalf (including Cappello Capital Corp. or CEA Montgomery Media, LLC (the "Placement Agents")), has engaged in any form of general solicitation or general advertising (within the meaning of Regulation D under the Act) in connection with the offer or sale of the Shares.

   (j) No Integrated Offering. Neither the Company, nor any of its affiliates, nor any person acting on its or their behalf has, directly or indirectly, made any offers or sales of any security or solicited any offers to buy any security, under circumstances that would require registration of the Shares under the Act.

   (k) Approval Commitments. The Company has received binding assurances in substantially the form of Exhibit B hereto from its executive officers and directors (excluding the nominee of the National Electrical Benefit Fund) to the effect that such persons will vote all their shares in favor of such approval of the transactions contemplated hereby as may be necessary to comply with any rule or regulation of the NASD or any other regulatory agency. Such assurances include appointment of any Investor as proxy to vote the shares if they are not otherwise voted in favor of such approval.

   (l) Stand-Off Commitments. The Company has received binding assurances from its executive officers and directors (excluding the nominee of the National Electrical Benefit Fund) that none of them or their affiliates will sell more than 30,000 shares of Common Stock of the Company during the 13 month period following the closing date without the approval of the Placement Agents.

Section 2.2 Representations and Warranties of the Investor. The Investor hereby makes the following representations and warranties to the Company:

   (a) Authorization, Enforcement. (i) Such Investor has the requisite power and authority to enter into and perform this Agreement and to purchase the Shares being sold hereunder, (ii) the execution and delivery of this Agreement by the Investor and the consummation by it of the transactions contemplated hereby have been duly authorized by all necessary corporate or partnership action, and (iii) this Agreement constitutes a valid and binding obligation of the Investor enforceable against the Investor in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, liquidation or similar laws relating to, or affecting generally the enforcement of, creditors' rights and remedies or by other equitable principles of general application.

   (b) No Conflicts. The execution, delivery and performance of this Agreement and the consummation by the Investor of the transactions contemplated hereby do not and will not (i) result in a violation of the Investor's charter documents or By-Laws or (ii) conflict with any agreement, indenture or instrument to which Investor is a party, or (iii) result in a violation of any law, rule, or regulation, or any order, judgment or decree of any court or governmental agency applicable to Investor. The business of the Investor is not being conducted in violation of any law or regulation of any governmental entity, except for possible violations which either singly or in the aggregate do not and will not have a Material Adverse Effect. The Investor is not required to obtain any consent or authorization of any governmental agency in order for it to perform its obligations under this Agreement. The data to be provided by the Investor in connection with registering the Registrable Securities under the Act will be true and correct in all material respects.

   (c) Investment Representation. The Investor is purchasing the Shares for its own account for investment and not with a view to distribution otherwise than in compliance with the Act. Investor has no present intention to sell the Shares and Investor has no present arrangement (whether or not legally binding) to sell the Shares to or through any person or entity; provided, however, that by making the representations herein, the Investor does not agree to hold the Shares for any minimum or other specific term and reserves the right to dispose of the Shares at any time in accordance with federal and state securities laws applicable to such disposition.

   (d) Accredited Investor. The Investor is an accredited investor as defined in Rule 501 promulgated under the Act. The Investor has such knowledge and experience in financial and business matters in general, and investments in particular, so that the Investor is able to evaluate the merits and risks of an investment in the Shares and to protect its own interests in connection with such investment. In addition (but without limiting the effect of the Company's representations and warranties contained herein), the Investor has received such information as it considers necessary or appropriate for deciding whether to purchase the Shares pursuant hereto. The Investor acknowledges that no representation or warranty is made by the Placement Agents or any persons representing the Placement Agents with respect to the Company or sale of the Shares.

   (e) Rule 144. The Investor understands that there is no public trading market for the Shares, that none is expected to develop, and that the Shares must be held indefinitely unless such Shares or securities into which the Shares are converted are registered under the Act or an exemption from registration is available. The Investor has been advised or is aware of the provisions of Rule 144 promulgated under the Act.

                                  ARTICLE III

                                   Covenants

Section 3.1   Securities Compliance.

   (a) The Company shall notify the SEC and NASD, in accordance with their requirements, of the transactions contemplated by this Agreement, and shall take all other necessary action and proceedings as may be required and permitted by applicable law, rule and regulation, for the legal and valid issuance of the Shares and Common Stock issuable upon conversion thereof to the Investor or subsequent holder.

   (b) The Investor understands that the Shares are being offered and sold in reliance on a transactional exemption from the registration requirements of federal and state securities laws and that the Company is relying upon the truth and accuracy of the representations, warranties, agreements, acknowledgements and understandings of the Investor set forth herein in order to determine the applicability of such exemptions and the suitability of the Investor to acquire the Shares.

Section 3.2 Registration and Listing. Until one (1) year after all Shares have been converted into Common Stock, the Company will cause its Common Stock (or other securities into which the Shares are convertible) to continue to be registered under Section 12(b) or 12(g) of the Exchange Act, will comply in all respects with its reporting and filing obligations under said act, will comply with all requirements related to any registration statement filed pursuant to this Agreement and will not take any action or file any document (whether or not permitted by the Act or the Exchange Act or the rules thereunder) to terminate or suspend such registration or to terminate or suspend its reporting and filing obligations under said Acts, except as permitted herein. Until one (1) year after all Shares have been converted into Common Stock the Company will use commercially reasonable efforts to continue the listing or trading of its Common Stock (or other securities into which the Shares are convertible) on NASDAQ and will comply in all respects with the Company's reporting, filing and other obligations under the bylaws or rules of NASDAQ.

Section 3.3 Stockholder Approval. The Company will not later than June 30, 1998 submit to its shareholders a proposal to approve issuance of Common Stock upon conversion of Shares in compliance with the applicable regulation of the NASD. The Company's board of directors will recommend approval of such proposal and the Company will use commercially reasonable efforts to obtain such approval.

Section 3.4 Sale Restrictions. Following conversion of the Shares into Common Stock of the Company, Investor will not on any trading day offer or sell publicly on NASDAQ or on the principal exchange on which the Common Stock is traded, or on any other securities market or securities exchange, on a net basis, more than the following number of such shares of Common Stock: the greater of (i) 10% of the average daily trading volume of the Common Stock for the five trading days immediately preceding such sale as reported by NASDAQ or by such principal exchange, (ii) 20,000 shares, or (iii) 10% of the trading volume of the Common Stock on the day of such sale, as reported by NASDAQ or by such principal exchange.

Section 3.5 Conversion Rights. Investor shall not be entitled to convert any Share into Common Stock of the Company if following conversion of such Share the Investor and its affiliates (within the meaning of the Exchange Act) shall be the beneficial owners (as defined in Rule 13d-3 under the Exchange
Act) of 10% or more of the Common Stock of the Company, or if a lesser percentage is set forth after the name of the Investor on the signature page hereof, such lesser percentage. The provisions of this Section cannot be amended.

Section 3.6 Hedging Restrictions. Investor and its affiliates agree not to engage in any short sales, swaps, purchasing of puts, or other hedging activities that involve the direct or indirect use of the Common Stock to hedge its investment in the Shares, but the Investor may write call options if the call exercise price is greater than the effective Conversion Price on the day that the call is written. This Section shall not apply to transactions not solicited or directed by Investor and in which Investor has no beneficial interest made on behalf of third-party clients who are not holders of Shares. This Section shall not apply to short sales made within 3 days of Conversion of Shares in amounts not greater than the number of shares issuable upon conversion.

                                ARTICLE IV

                                Conditions

Section 4.1 Conditions Precedent to the Obligation of the Company to Sell the Shares. The obligation hereunder of the Company to issue and/or sell the Shares to the Investor is subject to the satisfaction, at or before the Closing, of each of the conditions set forth below. These conditions are for the Company's sole benefit and may be waived by the Company at any time in its sole discretion.

   (a) Accuracy of the Investor's Representations and Warranties. The representations and warranties of the Investor shall be true and correct in all material respects.

   (b) Performance by the Investor. The Investor shall have performed all agreements and satisfied all conditions required to be performed or satisfied by the Investor at or prior to the Closing.

   (c) No Injunction. No statute, rule, regulation, executive order, decree, ruling or injunction shall have been enacted, entered, promulgated or endorsed by any court or governmental authority of competent jurisdiction which prohibits the consummation of any of the transactions contemplated by this Agreement.

Section 4.2 Conditions Precedent to the Obligation of the Investor to Purchase the Shares. The obligation hereunder of the Investor to acquire and pay for the Shares is subject to the satisfaction, at or before the Closing, of each of the conditions set forth below. These conditions are for the Investor's sole benefit and may be waived by the Investor at any time in its sole discretion.

   (a) Accuracy of the Company's Representations and Warranties. The representations and warranties of the Company shall be true and correct in all material respects as of the date when made and as of the Closing Date as though made at that time (except for representations and warranties that speak as of a particular date).

   (b) Performance by the Company. The Company shall have performed all agreements and satisfied all conditions required to be performed or satisfied by the Company at or prior to Closing.

   (c) Listing. The Company's Common Stock shall remain listed and continue to trade on NASDAQ. Prior to the Closing Date, trading in the Company's Common Stock shall not have been suspended by the SEC or the NASD (other than a temporary suspension of not more than one day) and trading in securities generally as reported by NASDAQ shall not have been suspended or limited or minimum prices shall not have been established on securities whose trades are reported by NASDAQ.

   (d) No Injunction. No statute, rule, regulation, executive order, decree, ruling or injunction shall have been enacted, entered, promulgated or endorsed by any court or governmental authority of competent jurisdiction which prohibits the consummation of any of the transactions contemplated by this Agreement.

   (e) Opinion of Counsel, Etc. At the Closing the Investor shall have received an opinion of counsel to the Company in the form attached hereto and such other certificates and documents as the Investor or its counsel shall reasonably require incident to the Closing.

                                ARTICLE V

                             Legend on Stock

Each certificate representing the Shares and, if appropriate, securities issued upon conversion thereof, shall be stamped or otherwise imprinted with a legend substantially in the following form:

     THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT
     OF 1933 OR ANY STATE SECURITIES LAWS. THEY MAY NOT BE SOLD OR OFFERED FOR SALE EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER SAID ACT AND ANY APPLICABLE STATE SECURITIES LAW OR AN APPLICABLE EXEMPTION FROM SUCH REGISTRATION REQUIREMENTS.

The Company agrees to reissue certificates representing the Shares or, if applicable, the securities issued upon conversion thereof without the legend set forth above at such time as (i) the holder thereof is permitted to dispose of such Shares (or securities issued upon conversion thereof) pursuant to Rule 144 under the Act, (ii) the securities are sold to a purchaser or purchasers who (in the opinion of counsel to such purchasers, in form and substance reasonably satisfactory to the Company and its counsel) are able to dispose of such shares publicly without registration under the Act, or (iii) such securities are included in an effective registration statement under the Act.

                                  ARTICLE VI

                                 Termination

Section 6.1 Termination by Mutual Consent. This Agreement may be terminated at any time prior to the Closing by the mutual written consent of the Company and the Investor.

Section 6.2 Other Termination. This Agreement may be terminated by action of the Board of Directors or other governing body of the Investor or the Company at any time if the Closing shall not have been consummated by the fifth business day following the date of this Agreement.

Section 6.3 Automatic Termination. This Agreement shall automatically terminate without any further action of either party hereto if the Closing shall not have occurred by the tenth business day following the date of this Agreement.

                                  ARTICLE VI

                                 Miscellaneous

Section 7.1 Fees and Expenses. Except as otherwise set forth in Section 1.4 hereof, each party shall pay the fees and expenses of its advisers, counsel, accountants and other experts, if any, and all other expenses incurred by such party incident to the negotiation, preparation, execution, delivery and performance of this Agreement. The Company will compensate the Placement Agents and will indemnify them against certain liabilities. The Placement Agents' compensation includes a cash payment and the issuance of warrants to the Placement Agents. The Company shall pay all stamp and other taxes and duties levied in connection with the issuance of the Shares pursuant hereto.

Section 7.2   Specific Enforcement, Consent to Jurisdiction.

   (a) The Company and the Investor acknowledge and agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent or cure breaches of the provisions of this Agreement and to enforce specifically the terms and provisions hereof, this being in addition to any other remedy to which either of them may be entitled by law or equity.

   (b) Each of the Company and the Investor (i) hereby irrevocably submits to the jurisdiction of the United States District Court and other courts of the United States sitting in New York for the purposes of any suit, action or proceeding arising out of or relating to this Agreement and (ii) hereby waives, and agrees not to assert in any such suit, action or proceeding, any claim that is not personally subject to the jurisdiction of such court, that the suit, action or proceeding is brought in an inconvenient forum or that the venue of the suit, action or proceeding is improper. Each of the Company and the Investor consents to process being served in any such suit, action or proceeding by mailing a copy thereof to such party at the address in effect for notices to it under this Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing in this paragraph shall affect or limit any right to serve process in any other manner permitted by law.

Section 7.3 Entire Agreement; Amendment. This Agreement contains the entire understanding of the parties with respect to the matters covered hereby and, except as specifically set forth herein, neither the Company nor the Investor makes any representation, warranty, covenant or undertaking with respect to such matters. No provision of this Agreement may be waived or amended other than by a written instrument signed by the parties against whom enforcement of any such amendment or waiver is sought.

Section 7.4 Notices. Any notice or other communication required or permitted to be given hereunder shall be in writing and shall be effective
(a) upon hand delivery or delivery by telex (with correct answer back received), telecopy or facsimile at the address or number designated below (if delivered on a business day during normal business hours where such notice is to be received), or the first business day following such delivery (if delivered other than on a business day during normal business hours where such notice is to be received) or (b) on the second business day following the date of mailing by express courier service, fully prepaid, addressed to such address, or upon actual receipt of such mailing, whichever shall first occur. The addresses for such communications shall be:

to the Company:           Mr. L. David Sikes, Chairman of the Board
                             and Chief Executive Officer
                          Ramtron International Corporation
                          1850 Ramtron Drive
                          Colorado Springs, CO  80921
                          Fax:  (719) 481-9294

with a copy to:           John A. St. Clair
                          Coudert Brothers
                          1055 West Seventh Street
                          Los Angeles, CA  90017

to the Investor:          At the address set forth at the foot of this
                          Agreement, with copies to Investor's counsel as set forth at the foot of this Agreement or as specified in writing by Investor

with a copy to:           Gerard K. Cappello
                          Cappello Capital Corp.
                          1299 Ocean Avenue, Suite 306
                          Santa Monica, CA  90401
                          Fax:  (310) 393-4838

Any party hereto may from time to time change its address for notices by giving at least 10 days written notice of such changed address to the other party hereto.

Section 7.5 Waivers. No waiver by either party of any default with respect to any provision, condition or requirement of this Agreement shall be deemed to be a continuing waiver in the future or a waiver of any other provision, condition or requirement hereof, nor shall any delay or omission of either party to exercise any right hereunder in any manner impair the exercise of any such right accruing to it thereafter.

Section 7.6 Headings. The headings herein are for convenience only, do not constitute a part of this Agreement and shall not be deemed to limit or affect any of the provisions hereof.

Section 7.7 Successors and Assigns. Except as otherwise provided herein, this Agreement shall be binding upon and inure to the benefit of the parties and their successors and assigns. The parties hereto may amend this Agreement without notice to or the consent of any third party.

Section 7.8 No Third Party Beneficiaries. This Agreement is intended for the benefit of the parties hereto and their respective permitted successors and assigns and is not for the benefit of, nor may any provision hereof be enforced by, any other person.

Section 7.9 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York. Any action or proceeding relating to this Agreement may be brought in the courts of New York or in the United States courts located in New York and each of the parties irrevocably consents to the jurisdiction of such courts in any such action or proceeding.

Section 7.10 Survival. The representations and warranties of the Company and the Investor contained in Article II and the agreements and covenants set forth in Article I, III, V and VII shall survive the Closing.

Section 7.11 Execution. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to the other party, it being understood that both parties need not sign the same counterpart. In the event any signature is delivered by facsimile transmission, the party using such means of delivery shall cause the manually executed signature page(s) to be physically delivered to the other party within five days of the execution hereof.

Section 7.12 Publicity. The Company agrees that it will not disclose, and will not include in any public announcement, the name of the Investor without its consent, unless and until such disclosure is required by law or applicable regulation, and then only to the extent of such requirement.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the date hereof.


Ramtron International Corporation


By: /S/ L. David Sikes   2/25/98
    ------------------------------
      L. David Sikes
Its:  Chairman of the Board and
      Chief Executive Officer

Number of Shares                               THE INVESTOR


                                          By:  /S/ Signature
----------------                               -------------------------------
                                          Name:
Dollar Amount at                          Its:
$1,000 per share                          Investor's address:

$                                    Percentage limitation, if desired
 ---------------                                                       -------

                                  EXHIBIT A

1. Conversion option held by the National Electrical Benefit Fund ("NEBF") to convert all or any portion of Ramtron International Corporation's outstanding obligations under a Loan Agreement dated August 31, 1995 between Ramtron International Corporation ("Ramtron") and NEBF (the "Loan
Agreement") into Common Stock of Ramtron pursuant to Section 2.14 of the Loan Agreement.

2. Registration rights held by NEBF in connection with NEBF's conversion option described above.

3. Registration rights held by: (i) DFA Group Trust - Small Company Subtrust, U.S. 9-10 Small Company Portfolio, and DFA Group Trust - 6-10 Subtrust in connection with the issuance and sale of 800,000 (subject to adjustment) shares of Ramtron Common Stock to those purchasers on December 23, 1997, and (ii) Linda S. Cappello, Gerard K. Cappello, Lawrence K. Fleischman, Jonathan Davidson, James W. Montgomery Living Trust and Kim Enterprises, L.P. in connection with the issuance and sale to those purchasers of Common Stock Purchase Warrants covering 80,000 (subject to adjustment) shares of Ramtron Common Stock in connection with the December 23, 1997, sale of Common Stock described in (i) above.

4. The Company is party to a lawsuit filed on December 9, 1997 by David J. Beckman, as trustee for the NTC Liquidating Trust. The liquidating trust was created under Colorado law, in connection with implementation of Chapter 11 plans of liquidation for Oren Benton. The named defendants pursuant to the case are Ramtron International Corporation, Citibank, N.A. a national banking association and Brown Brothers Harriman & Co. a New York State chartered private bank.

Beckman asserts two claims against Ramtron. The First Claim for Relief alleges that Ramtron, as stock issuer, is liable to four adult daughters of Oren Benton for a wrongful transfer of certain Ramtron common stock owned by the daughters, which transfer occurred while Benton, and related entities (but not his daughters), were in bankruptcy proceedings. The claim alleges liability under U.C.C. section 8-311, as embodied in 6 Del.C. section 8-311
(b). The second claim against Ramtron, styled as the Fifth Claim for Relief, alleges that Ramtron and the other defendants violated the automatic stay by transferring the daughters' shares while Benton and his affiliates (but, again, not the daughters) were in Chapter 11 proceedings.

Beckman claims a right to pursue the daughters' claims on behalf of the liquidating trust, based on an assignment of such claims to the trust, from the daughters and their alleged nominee with respect to the Ramtron shares, David Becker. The assignment of the claims was made to the trust after the Chapter 11 plans were confirmed and consummated.

The Complaint's Second, Third and Fourth Claims are state law claims against Ramtron's transfer agent, Citibank, N.A. and an apparent custodial holder of the shares, Brown Brothers Harriman & Co., based on the same transfer that is the subject of the claim against Ramtron in the First Claim for Relief. Pursuant to Ramtron's stock transfer agent agreement with Citibank, N.A., Ramtron has agreed to indemnify Citibank, N.A. from all actions or suits arising out of the agency relationship created under the stock transfer agent agreement, whereby Citibank N.A. has acted in good faith and without negligence.

The Claim for Relief under the First claim requests an award of money damages in an amount not less than the proceeds that were generated by the improper transfer and unauthorized sales of the Ramtron stock, which amount is not less than $5,903,646.16. In the alternative, the trust requests to obtain possession of new certified securities representing ownership of the 523,137 shares of Ramtron stock. The Claim for Relief under the Fifth claim requests
(i) actual and consequential damages (ii) pre-judgement interest at the legal rate (iii) punitive damages, and (iv) costs and expenses, including attorneys' fees. In the alternative, the plaintiff requests issuance of new certified securities, in favor of Plaintiff, representing ownership of 523,137 shares of Ramtron common stock.

                                 EXHIBIT B

January 30, 1998

To:    Prospective Purchasers of Convertible Preferred
       Stock of Ramtron International Corporation

Ladies and Gentlemen:

The undersigned are executive officers or directors, and stockholders, of Ramtron International Corporation (the "Company"). This letter is written with the understanding that in purchasing shares of the Preferred Stock of the Company, you will rely on the promises contained in this letter, and we intend to be bound by such promises.

The stock which you are purchasing is convertible into Common Stock of the Company. We approve of the issuance to you of the full number of shares of Common Stock to which you may be entitled upon conversion of your Preferred Stock, and we hereby undertake to cause a meeting of the shareholders of the Company to be held no later than June 30, 1998 for the purpose of approving such issuance and removing any limitation on the number of shares of Common Stock so issuable.

We will each give a proxy to L. David Sikes to vote our shares in favor of approving such matters and Mr. Sikes agrees on his part to attend the shareholders meeting, vote his own shares in favor of approving such matters, and vote our proxies in favor of approving such matters. In the event that for any reason Mr. Sikes does not vote his own shares, and our proxies, in favor of approving issuance of the full number of shares of Common Stock issuable upon conversion of the Preferred Stock and removing any limitation on the number of shares of Common Stock so issuable, then each of us hereby irrevocably authorizes any holder of the Preferred Stock (a) to vote as proxy for each of the undersigned all the shares the undersigned are entitled to vote in favor of such matters, and (b) to introduce as proxy for the undersigned a motion to that effect at any meeting of the Company's stockholders.

Each of us assures you that neither he nor his affiliates will sell more than 30,000 shares of Common Stock of the Company during the 13 month period following the closing date of the sale of the Preferred Stock, without the approval of the Placement Agents, Cappello Capital Corp. and CEA Montgomery Media, LLC.

Very truly yours,

/S/ L. David Sikes                        /S/ Richard L. Mohr
----------------------------------        ------------------------------------
L. David Sikes                            Richard L. Mohr

/S/ Greg B. Jones                         /S/ Donald G. Carrigan
----------------------------------        ------------------------------------
Greg B. Jones                             Donald G. Carrigan

/S/ Craig W. Rhodine                      /S/ L. T. Womack
----------------------------------        ------------------------------------
Craig W. Rhodine                          L. T. Womack

/S/ George J. Stathakis                   /S/ Michael L. Rothschild
----------------------------------        ------------------------------------
George J. Stathakis                       Michael L. Rothschild

/S/ William G. Howard
----------------------------------
William G. Howard

                                  SCHEDULE I

                      RESOLUTION ESTABLISHING PREFERENCES
                                     OF
                     SERIES A CONVERTIBLE PREFERRED STOCK

RESOLVED that there shall be a series of shares of the Preferred Stock of the Corporation designated "Series A Convertible Preferred Stock"; that the number of authorized shares of such series shall be 29,000 and that the rights and preferences of such series (the "Series A Preferred") and the limitations or restrictions thereon, shall be as follows:

1.  Dividends.

   (a) The holders of the Series A Preferred shall be entitled to receive cumulative dividends at the rate of $60.00 per share per annum, payable in shares of Series A Preferred Stock valued at $1,000 per share, when and as declared by the Board of Directors. Such dividends shall accrue on any given share from the day of original issuance of such share and shall accrue from day to day whether or not declared. Dividends not theretofore paid shall be paid upon conversion of any shares of the Series A Preferred and shares of Series A Preferred issued in payment of such dividends shall be simultaneously converted into Common Stock together with the shares on which such dividends have accrued.

2.  Liquidation Preference.

   (a) In the event of any liquidation, dissolution or winding up of the Corporation, either voluntary or involuntary, the holders of the Series A Preferred shall be entitled to receive, prior and in preference to any distribution of any assets of the Corporation to the holders of the Common Stock or any other class or series of shares except any class or series which is entitled to priority over the Series A Preferred, the amount of $1,000 per share plus any accrued but unpaid dividends plus any amounts accrued but unpaid under Section 1.4(b)(iv) of the Preferred Stock Investment Agreement under which shares of the Series A Preferred were originally issued (the "Liquidation Preference").

   (b) Subject to the last sentence of this Section, a consolidation or merger of the Corporation with or into any other corporation or corporations, or a sale of all or substantially all of the assets of the Corporation, shall, at the option of the holders of the Series A Preferred, be deemed a liquidation, dissolution or winding up within the meaning of this Section 2 if the shares of stock of the Corporation (along with all derivative securities) outstanding immediately prior to such transaction represent immediately after such transaction less than a majority of the voting power of the surviving corporation (or of the acquirer of the Corporation's assets in the case of a sale of assets). Such option may be exercised by the vote or written consent of holders of a majority of the Series A Preferred at any time within thirty calendar days after written notice of the essential terms of such transaction shall have been given to the holders of the Series A Preferred as provided in
Section 5 hereof. Such notice shall be given by the Corporation immediately following determination of such essential terms. If such option is exercised, the holders of the Series A Preferred shall be entitled to receive, in cash, immediately upon the occurrence of such transaction, an amount per share equal to the Liquidation Preference. This Section shall not apply to a business combination in which substantially all the Common Stock of the Corporation is converted into or exchanged for voting common stock of the corporation surviving such business combination, if (i) such common stock of the surviving corporation is listed and traded on the NASDAQ National Market or the New York Stock Exchange, and (ii) the Board of Directors of the Corporation determines in good faith that the conversion rights and other rights and preferences of the Series A Preferred are preserved and not rendered of less value by the terms of such business combination.

3.  Mandatory Conversion.

On the fifth anniversary of the date of issuance, all then outstanding shares of Series A Preferred including any accrued dividends thereon shall be automatically converted into Common Stock at the Conversion Price on such anniversary date and otherwise pursuant to the applicable provisions set forth in Section 4 hereof.

4. Conversion. The holders of the Series A Preferred shall have optional conversion rights as follows:

   (a) Accrual of Conversion Rights. The Conversion Period shall commence 3 calendar months after the date of issuance, or (if earlier) the date that a Registration Statement covering resale of the underlying shares of Common Stock has been declared effective by the Securities and Exchange Commission, and shall continue thereafter for the life of the issue. Each holder of record of Series A Preferred shares on the date of commencement of the Conversion Period (an "Original Holder") shall be entitled to convert in any calendar month the following percentage of the Series A Preferred shares held by such holder on the date of commencement of the Conversion Period, on a cumulative basis following commencement of the Conversion Period. The percentage for each calendar month will be determined based on the highest of the daily low trading prices of the Common Stock during such month, as follows:

       Highest of daily low trading            Percentage convertible
          prices during month                     during such month
       ----------------------------            ----------------------
             $7.00 to less                                20.0%
             $7.01 to $7.50                               25.0%
             $7.51 to $8.00                               30.0%
             $8.01 to $8.50                               35.0%
             $8.51 to $9.00                               40.0%
             $9.01 to $9.50                               45.0%
             $9.51 or more                                50.0%

The number of shares which may be converted in any calendar month shall be the number determined as above provided plus the number which might have been but were not converted during earlier calendar months. In the case of transfers of shares by an Original Holder the Corporation shall make such notations on its stock ownership records and on the certificates for shares issued upon transfer so as to reflect the portion (if any) of the transferred shares which have become convertible pursuant to this provision, or the Corporation may at its election issue certificates representing the Series A Preferred shares in such form, or with such annotations, as to reflect the time or times at which the shares represented by such certificates will become convertible.

   (b) Removal of Limitations. The limitations set forth in Section 4(a) hereof, with respect to the percentage of Series A Preferred shares which may be converted during certain time periods, shall terminate and all the Series A Preferred shares shall thereafter be fully convertible if any of the following events or conditions shall occur or exist: (i) an event described in Section 2(b) hereof (subject to the exclusion in the last sentence of such Section) shall occur, whether or not the holders of Series A Preferred deem such event to be a liquidation; (ii) proceedings for relief under any bankruptcy or similar law for the relief of debtors are instituted by or against the Corporation or any of its significant subsidiaries and, if instituted against the Corporation or such subsidiary, are consented to or not dismissed within 30 days; (iii) the independent auditors of the Corporation shall fail or be unwilling to express within 90 days after the end of the Corporation's fiscal year a customary opinion on the financial statements of the Corporation, or shall express such opinion subject to a "going concern" qualification; (iv) the Common Stock of the Corporation shall cease to be listed on either the NASDAQ National Market or the New York Stock Exchange; or (v) there shall be a material breach by the Corporation of any of its obligations hereunder or under the Preferred Stock Investment Agreements pursuant to which the Series A Preferred was originally issued, which breach has a material adverse effect on the holders of Series A Preferred.

   (c) Right to Convert. At and after the time it has become convertible, each share of Series A Preferred shall be convertible, at the option of the holder thereof, into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing (i) the liquidation preference of the Series A Preferred share determined pursuant to Section 2(a) hereof on the date the notice of conversion is given, by (ii) the Conversion Price determined as hereinafter provided in effect on said date, provided however, that a share of Series A Preferred shall not be converted into Common Stock if following such conversion the holder thereof together with affiliates of such holder would be the beneficial owners (as defined in Rule 13d-3 under the Securities Exchange Act of 1934) of 10% or more of the Common Stock of the Corporation. A share which may not be converted because of the foregoing "provided however" clause will thereafter be convertible by any holder (including the original holder) if at the time such share is submitted for conversion the "provided however" clause is inapplicable.

   (d) Mechanics of Conversion. To convert shares of Series A Preferred into shares of Common Stock, the holder shall give written notice to the Corporation (which notice may be given by facsimile transmission) that such holder elects to convert the same and shall state therein the number of shares to be converted and the name or names in which such holder wishes the certificate or certificates for shares of Common Stock to be issued. Promptly thereafter the holder shall surrender the certificate or certificates representing the shares to be converted, duly endorsed, at the office of the Corporation or of any transfer agent for such shares, or at such other place designated by the Corporation. The Corporation shall, immediately upon receipt of such notice, issue and deliver to or upon the order of such holder, against delivery of the certificates representing the shares which have been converted, a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled, and a certificate representing the shares of Series A Preferred not so converted, if any. The Corporation shall effect such issuance immediately and shall transmit the certificates by messenger or overnight delivery service to reach the address designated by such holder within three trading days after the receipt of such notice.
Notice of conversion may be given by a holder at any time of day up to 5:00 p.m. Los Angeles time, and such conversion shall be deemed to have been made immediately prior to the close of business on the date such notice of conversion is given (the "Conversion Date"). The person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock at the close of business on the Conversion Date.

   (e)  Determination of Conversion Price.

        (i) Until the last day of the sixth full calendar month after the Closing, the Conversion Price shall be $10.00. Thereafter, subject to the provisions of subsection (e)(iii) of this Section, on any Conversion Date, the Conversion Price shall be the lowest trading price of the Common Stock for the 22 consecutive trading days ending with the trading day prior to the Conversion Date, reduced by the Applicable Percentage (as defined below) in effect on the Conversion Date.

        (ii)  The Applicable Percentage shall be as follows:

              7.0%   starting on the first day of the
                     seventh (7th) calendar month after Closing.
              8.0%   starting on the first day of the
                     eighth (8th) calendar month after Closing.
              9.0%   starting on the first day of the
                     ninth (9th) calendar month after Closing.
             10.0%   starting on the first day of the
                     tenth (10th) calendar month after Closing.
             11.0%   starting on the first day of the
                     eleventh (11th) calendar month after Closing.
             12.0%   starting on the first day of the
                     twelfth (12th) calendar month after Closing.
             13.0%   starting on the first day of the
                     thirteenth (13th) calendar month after Closing.
             14.0%   starting on the first day of the
                     fourteenth (14th) calendar month after Closing.
             15.0%   starting on the first day of the
                     fifteenth (15th) calendar month after Closing, and thereafter

        (iii) The Maximum Conversion Price ("Conversion Cap") shall be the lesser of (i) 85% of the average of the daily low trade prices of the Common Stock for the fifteenth calendar month after the Closing, (ii) 85% of the average of the daily low trade prices of the Common Stock for the twenty-first calendar month after the Closing, or (iii) 85% of the average of the daily low trade prices of the Common Stock for the twenty-seventh calendar month after the Closing. The provisions of clauses (i), (ii) and (iii) of the foregoing sentence shall become effective at the end of the fifteenth, twenty-first and twenty-seventh calendar months following the Closing, respectively.

        (iv) The terms "low trading price" and "last sale price" of the Common Stock on any day shall mean, respectively, (A) the lowest reported sale price and the last reported sale price of the Common Stock on the principal stock exchange on which the Common Stock is listed, or (B) if the Common Stock is not listed on a stock exchange, the lowest reported sale price and the last reported sale price of the Common Stock on the principal automated securities price quotation system on which sale prices of the Common Stock are reported, or (C) if the Common Stock is not listed on a stock exchange and sale prices of the Common Stock are not reported on an automated quotation system, the lowest bid price and the last bid price for the Common Stock as reported by National Quotation Bureau Incorporated. If none of the foregoing provisions are applicable, the "low trading price" and "last sale price" of the Common Stock on a day will be the fair market value of the Common Stock on that day as determined by a member firm of the New York Stock Exchange, Inc., selected by the Board of Directors of the Corporation. The term "trading day" means (x) if the Common Stock is listed on at least one stock exchange, a day on which there is trading on the principal stock exchange on which the Common Stock is listed, (y) if the Common Stock is not listed on a stock exchange but sale prices of the Common Stock are reported on an automated quotation system, a day on which trading is reported on the principal automated quotation system on which sales of the Common Stock are reported, or
(z) if the foregoing provisions are inapplicable, a day on which quotations are reported by National Quotation Bureau Incorporated. The term "trading day" shall not include any day that the New York Stock Exchange closes for at least one hour because of the "Circuit Breakers" pursuant to Rule 80A or 80B. The "closing price" of the Common Stock on any day means the "last sale price" as defined above. The term "lowest trading price" of the Common Stock for a period of several trading days means the lowest of the low trading prices for each of such trading days.

        (v) In the event that during any period of consecutive trading days provided for herein, the Corporation shall declare or pay any dividend on the Common Stock payable in Common Stock or in rights to acquire Common Stock, or shall effect a stock split or reverse stock split, or a combination, consolidation or reclassification of the Common Stock, then the Conversion Price and the Conversion Cap shall be proportionately decreased or increased, as appropriate, to give effect to such event, and like adjustment shall be made in any price per share specified in dollars in Section 4(a) or elsewhere herein.

   (f) Green Floor. If at any time the Conversion Price falls below a price designated by the Corporation upon 30 calendar days prior notice given to the holders of the Series A Preferred (the "Green Floor Price") the Corporation may at its option, exercised by written notice ("Cash Conversion Notice") given to the holders of the Series A Preferred twenty calendar days prior to the effective date specified in such Notice (the "Effective Date") honor any conversion request otherwise properly made, if at a Conversion Price lower than the Green Floor Price then in effect, by a cash payment in lieu of the issuance of Common Stock in an amount equal to the proceeds which would otherwise have been received by the holder if conversion were in fact made into Common Stock and such Common Stock were sold at the high trading price on the Conversion Date (the "Cash Conversion Amount"). A Cash Conversion
Notice shall constitute a representation and warranty by the Corporation that it has funds available in cash or cash equivalents to pay the Cash Conversion

Amount (computed on the basis of the Green Floor Price then in effect) upon conversion of all the Series A Preferred shares eligible for conversion at that time, and that such funds will be set aside and maintained for the exclusive purpose of satisfying the Corporation's Cash Conversion obligations. The Cash Conversion Notice shall expressly confirm such representation and warranty. If thereafter there is a change in the availability of such funds, the Cash Conversion Notice shall automatically and immediately be cancelled and the Corporation shall immediately give notice thereof to the holders of the Series A Preferred. The Cash Conversion Notice may specify an expiration date of such Notice, or may specify that the Corporation may terminate the Cash Conversion Notice by further twenty day notice to the holders of Series A Preferred that the Cash Conversion Notice will not be in effect after a specified date. The Corporation may re-establish the Green Floor Price, at its option, not more frequently than once each month, by giving 30 days prior notice to the holders of the Series A Preferred. If notice of conversion shall be given by a holder of Series A Preferred shares on a date that a Cash Conversion Notice is in effect, the Corporation shall within 48 hours following surrender of the share certificate as provided in Section 4(d) hereof make payment of the Cash Conversion Amount to such holder by wire transfer of immediately available funds in U.S. dollars pursuant to such wire transfer instructions as may have been given by such holder, or otherwise by mailing by certified mail a bank cashier's or certified check for the Cash Conversion Amount to the record address of such holder. If the Corporation fails to make payment of the Cash Conversion Amount to any holder entitled thereto in the manner and within the time specified above, time being of the essence, such holder shall be entitled to receive from the Corporation in cash an amount equal to 3% of the Cash Conversion Amount as compensation to such holder for such failure on the part of the Corporation, and such holder shall be entitled to the immediate return of the stock certificate or certificates representing the Series A Preferred shares submitted by such holder for Cash Conversion. Then and thereafter (whether or not such certificate or certificates have been returned) such holder shall have the right to convert his Series A Preferred shares into Common Stock of the Corporation without regard to the provisions of this subsection (f). A Cash Conversion Notice shall cease to be effective if the Corporation fails to make payment of the Cash Conversion Amount to any holder entitled thereto in the manner and within the time specified above, time being of the essence, and the Corporation may not thereafter give a Cash Conversion Notice. The number of shares that a holder is entitled to convert, determined pursuant to subsections (a) and (b) of this Section 4, shall not be affected by the giving or effectiveness of a Cash Conversion Notice. Any Cash Conversion Notice shall be given as provided in Section 5 hereof.

   (g) Distributions. In the event the Corporation shall at any time or from time to time make or issue, or fix a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable in securities of the Corporation or any of its subsidiaries or other property, other than cash dividends from earnings, then in each such event provision shall be made so that the holders of Series A Preferred shall receive, upon the conversion thereof, the securities or other property which they would have received had they been the owners on the date of such event of the number of shares of Common Stock issuable to them upon conversion.

   (h) Certificates as to Adjustments. Upon the occurrence of any adjustments or readjustment of the Conversion Price pursuant to Section 4(e)(v) or Section 4(m) hereof, or any provision for distribution pursuant to
Section 4(g) hereof, or any adjustment of the cash per-share prices specified herein, the Corporation at its expense shall promptly compute such adjustment, readjustment or provision in accordance with the terms hereof and prepare and furnish to each holder of Series A Preferred a certificate setting forth such adjustment, readjustment or provision and showing in detail the facts upon which such adjustment, readjustment or provision is based. The Corporation shall, upon the written request at any time of any holder of Series A Preferred, furnish or cause to be furnished to such holder a like certificate prepared by the Corporation setting forth (i) such adjustments and readjustments, and (ii) the number of other securities and the amount, if any, of other property which at the time would be received upon the conversion of Series A Preferred with respect to each share of Common Stock received upon such conversion. If any holder disputes the computation of such adjustment or provision the Corporation shall cause independent public accountants selected by the Corporation to verify and, if necessary, correct such computation.

   (i) Notice of Record Date. In the event of any taking by the Corporation of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend (other than a cash dividend) or other distribution, any security or right convertible into or entitling the holder thereof to receive additional shares of Common Stock, or any right to subscribe for, purchase or otherwise acquire any shares of stock of any class or any other securities or property, or to receive any other right, the Corporation shall give notice to each holder of Series A Preferred at least 10 days prior to such date specifying the date on which any such record is to be taken for the purpose of such dividend, distribution, security or right and the amount and character of such dividend, distribution, security or right.

   (j) Issue Taxes. The Corporation shall pay any and all issue and other taxes, excluding any income, franchise or similar taxes, that may be payable in respect of any issue or delivery of shares of Common Stock on conversion of shares of Series A Preferred pursuant hereto; provided, however, that the Corporation shall not be obligated to pay any transfer taxes resulting from any transfer requested by any holder in connection with any such conversion.

   (k) Reservation of Stock Issuable Upon Conversion. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of the Series A Preferred, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Series A Preferred, and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Series A Preferred, the Corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose, including, without limitation, engaging in best efforts to obtain the requisite shareholder approval as promptly as practicable.

   (l) Fractional Shares. No fractional shares shall be issued upon the conversion of any share or shares of Series A Preferred. All shares of Common Stock (including fractions thereof) issuable upon conversion of more than one share of Series A Preferred by a holder thereof shall be aggregated for purposes of determining whether the conversion would result in the issuance of any fractional share. If, after the aforementioned aggregation, the conversion would result in the issuance of a fraction of a share of Common Stock, the Corporation shall, in lieu of issuing any fractional share, pay the holder otherwise entitled to such fraction a sum in cash equal to the fair market value of such fraction on the date of conversion (as determined in good faith by the Board of Directors of the Corporation).

   (m) Reorganization or Merger. In case of any reorganization or any reclassification of the capital stock of the Corporation or any consolidation or merger of the Corporation with or into any other corporation or corporations or a sale of all or substantially all of the assets of the Corporation to any other person, and the holders of Series A Preferred do not elect to treat such transaction as a liquidation, dissolution or winding up as provided in Section 2, then, as part of such reorganization, consolidation, merger or sale, provision shall be made so that each share of Series A Preferred shall thereafter be convertible into the number of shares of stock or other securities or property (including cash) to which a holder of the number of shares of Common Stock deliverable upon conversion of such share of Series A Preferred would have been entitled upon the record date of (or date of, if no record date is fixed) such event and, in any case, appropriate adjustment (as determined by the Board of Directors) shall be made in the application of the provisions herein set forth with respect to the rights and interests thereafter of the holders of the Series A Preferred, to the end that the provisions set forth herein shall thereafter be applicable, as nearly as equivalent as is practicable, in relation to any shares of stock or the securities or property (including cash) thereafter deliverable upon the conversion of the shares of Series A Preferred. The Corporation shall have no obligation to obtain the prior consent of the holders of the Series A Preferred, individually or as a class, except as expressly provided herein or as provided by applicable law.

5. Notices. Any notice to be given to the holders of the Series A Preferred shall be (i) mailed by first class mail postage prepaid to each holder of Series A Preferred at the address shown on the records of the Corporation for such holder, (ii) transmitted by telecopy or facsimile transmission to any holder which has supplied a telecopy or facsimile address to the Corporation, and (iii) unless receipted for by telecopy or facsimile on the date such notice is given, shall be transmitted by an overnight delivery service or courier service for delivery at the address shown on the records of the Corporation for such holder on the first business day following the date such notice is given, or if delivery in one business day to such address cannot be effected by such delivery service, then on the earliest day on which such delivery can be made.

6. Other Provisions. For all purposes of this Resolution, the term "date of issuance" or "closing" shall mean the day on which shares of the Series A Preferred are first issued by the Corporation, and the terms "trading price," "low trading price," "closing price," "last trade price," and "trading days" shall have the meanings given them in Section 4(e) hereof.
Any provision herein which conflicts with or violates any applicable usury law shall be deemed modified to the extent necessary to avoid such conflict or violation.

7. Restrictions and Limitations. The Corporation shall not undertake the following actions without the consent of the holders of a majority of the Series A Preferred: (i) modify its Certificate of Incorporation or Bylaws so as to amend or change any of the rights, preferences, or privileges of the Series A Preferred, (ii) authorize or issue any other equity security senior to or ranking on parity with the Series A Preferred, or (iii) pay any dividends in cash or property on, or purchase or otherwise acquire for value, any Common Stock purchase or other equity security of the Corporation either junior to or on a parity with the Series A Preferred except from current or retained earnings or from the net proceeds of sale of equity securities, except for purchases of Common Stock from terminating or retiring employees pursuant to the terms of employee benefit plans in an aggregate amount not greater than $1 million.

8. Voting Rights. Except as provided herein or as provided for by law, the Series A Preferred shall have no voting rights.

9. Attorneys' Fees. Any holder of Series A Preferred shall be entitled to recover from the Corporation reasonable attorneys' fees and expenses incurred by such holder in connection with enforcement by such holder of any obligation of the Corporation hereunder, if such holder is the prevailing party in an action or proceeding to compel such enforcement.

10. Limitation on Number of Conversion Shares. The Corporation shall not be obligated to issue, in the aggregate, more than 7,420,000 shares of Common Stock as presently constituted (the "NASD Cap") upon conversion of the Series A Preferred, if issuance of a larger number of shares would constitute a breach of the Rules of NASD. Subject to the obligation to effect certain redemptions pursuant to the last four sentences of this Section, if further issuances of shares of Common Stock upon conversion of the Series A Preferred would constitute a breach of the NASD Rules (i.e., all of the shares permitted to be issued under the NASD Cap shall have been so issued), then so long thereafter as such limitation shall continue to be applicable and any shares of Series A Preferred are submitted for conversion such shares shall receive in cash an amount equal to the Cash Conversion Amount determined as provided in Section 4(f) hereof, in lieu of the Common Stock which such shares would otherwise be entitled to receive upon conversion. Payment of the Cash Conversion Amount shall be made no later than as specified in Section 4(f) and shall bear daily interest thereafter at the rate of one-tenth of one percent per day until paid. The NASD Cap shall be proportionately and equitably adjusted in the event of stock splits, stock dividends, reverse stock splits, reclassifications or other such events, in such manner as the Board of Directors of the Corporation shall reasonably determine. If (A) the Corporation is unable to obtain shareholder approval concerning the issuance of shares of Common Stock upon conversion of the Series A Preferred at a meeting of shareholders of the Corporation held not later than June 30, 1998, then (B) the Corporation shall immediately redeem, at a "Special Redemption Price" equal to 110% of the liquidation preference of such shares, the smallest number of Shares which is sufficient, in the Corporation's reasonable judgment, such that following such redemption, conversion of the remaining shares of Series A Preferred would not constitute a breach of the Corporation's obligations under the NASD Rules. Any redemption effected pursuant to the preceding sentence shall require 15 days notice and the Redemption Date shall be not more than 15 days after the date specified in Clause A of the preceding sentence. Such redemption shall be made pro-rata. If there shall be a default in payment of the Special Redemption Price, the amount so payable shall bear daily interest from and after the Redemption Date at the rate of one-twentieth of one percent per day until paid.